Exhibit 99.1
Repros Therapeutics Inc. Reports Third Quarter 2008 Financial Results
THE WOODLANDS, Texas—November 10, 2008—Repros Therapeutics (NasdaqGM:RPRX) today announces financial results for the third quarter ended September 30, 2008.
Financial Results
On October 2, 2008, we completed a direct registered offering of 2.4 million shares of our common stock at a purchase price of $6.50 per share for aggregate proceeds after expenses of approximately $15.5 million pursuant to an effective shelf registration statement. Certain of the purchasers under this offering were granted in their purchase agreements an option to purchase an aggregate of up to $10 million of additional shares of our common stock at the greater of the fair market value, defined as the average of the closing prices for the 30 trading days immediately prior to the date of exercise, or $7.80 per share. Such option becomes exercisable at such time as we have less than $10 million in cash and cash equivalents and expires on September 29, 2009. In addition, the purchasers who received such option also received a right of first offer to purchase their respective pro-rata portion of any future financings, excluding certain corporate activities, that expires on September 29, 2010.
As part of the terms of the October 2, 2008 financing, we amended our Standstill Agreement with Efficacy Capital Ltd. to permit Efficacy Capital to own up to 40% of our outstanding shares of stock and to permit Efficacy Capital to designate two directors to serve on our Board of Directors. Pursuant to that amendment, the Board increased its number to nine and appointed Mark Lappe, a Managing Partner of Efficacy Capital, and John C. Reed, M.D., Ph.D., President and CEO of Burnham Institute for Medical Research, to the vacancies on the Board created by such increase. The Company amended its Rights Agreement to reflect the increase to 40% described above.
Total revenues which consisted of only interest income decreased 89% to $45,000 for for the three-month period ended September 30, 2008 as compared to $396,000 for the same period in the prior year and decreased 65% to $405,000 for the nine-month period ended September 30, 2008 as compared to $1.2 million for the same period in the prior year. The decrease in interest income for the three-month and nine-month periods ended September 30, 2008 is primarily due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields that have occurred because we now have our cash invested only in money market accounts.
Research and development expenses, including contracted clinical activities, regulatory affairs and general research expenses increased 84% to $5.9 million for the three-month period ended September 30, 2008 from $3.2 million for the same period in the prior year and increased 86% to approximately $17.5 million for the nine-month period ended September 30, 2008 as compared to $9.4 million for the same period in the prior year. The increase in R&D expenses for the three-month period ended September 30, 2008 as compared to the same period in the prior year is primarily due to an increase of $2.5 million in our current clinical and preclinical activities. The increase in R&D expenses for the nine-month period ended September 30, 2008 as compared to the same period in the prior year is primarily due to an increase of $8.3 million in our current clinical and preclinical activities and an increase in consulting expenses of $291,000, partially offset by a decrease in manufacturing activities of $738,000.
General and administrative expenses increased 32% to $750,000 for the three-month period ended September 30, 2008 from $568,000 for the same period in the prior year and increased 6% to approximately $2.2 million for the nine-month period ended September 30, 2008 as compared to approximately $2.1 million for the same period in the prior year. The increase in expenses for the three-month period ended September 30, 2008 as compared to the same period in the prior year is primarily due to an increase in professional services of $176,000. The increase in expenses for the nine-month period ended September 30, 2008 as compared to the same period in the prior year is primarily due to an increase in professional services of $272,000, partially offset by a decrease in non-cash stock compensation expense of $155,000.
Net loss for the three-month period ended September 30, 2008, was ($6.6) million or ($0.51) per share as compared to a net loss of ($3.4) million or ($0.26) per share for the same period in 2007 and was ($19.3) million or ($1.51) per share as compared to a net loss of ($10.4) million or ($0.84) per share for the nine-month period ended September 30, 2008 as compared to the same period in the prior year. We incurred increased expenses in the three-month and nine-month periods ended September 30, 2008 as compared to the same period in 2007 primarily due to increased clinical development activities during that period relating to our Proellex® clinical program.
As of September 30, 2008, we had cash and cash equivalents of approximately $9.4 million, which is exclusive of $15.5 million in net proceeds received from our October 2, 2008 common stock sale, as compared to cash, cash equivalents and marketable securities of $25.9 million at December 31, 2007. As of September 30, 2008 we had 12,774,904 shares of common stock outstanding, which is exclusive of the 2.4 million shares we sold on October 2, 2008.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal for an additional potential indication as a treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues and other income
Interest income	$45	$396	$405	$1,155

Total revenues and other income	45	396	405	1,155

Expenses
Research and development	5,874	3,196	17,514	9,430
General and administrative	750	568	2,236	2,117

Total expenses	6,624	3,764	19,750	11,547

Net loss	$(6,579)	$(3,368)	'$(19,345)	$(10,392)

Net loss per share — basic and diluted	$(0.51)	$(0.26)	$(1.51)	$(0.84)

Weighted average shares used in loss per share calculation:
Basic	12,775	12,775	12,775	12,439
Diluted	12,775	12,775	12,775	12,439

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(unaudited)
Cash and cash equivalents	$9,360	$1,779
Marketable securities	—	24,124
Other currents assets	897	479
Fixed assets (net)	34	47
Patents (net)	1,579	1,170

Total assets	$11,870	$27,599

Accounts payable and accrued expenses	$6,215	$3,539
Stockholders’ equity	5,655	24,060

Total liabilities and stockholders’ equity	$11,870	$27,599

CONTACT:	Joseph S. Podolski President & CEO 281-719-3447